Exhibit 10.3
ULTA SALON, COSMETICS & FRAGRANCE, INC.
2007 INCENTIVE AWARD PLAN
RESTRICTED STOCK AWARD AGREEMENT
          Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”) pursuant to the Ulta Salon, Cosmetics & Fragrance, Inc. 2007 Incentive Award Plan (the “Plan”) hereby grants ___ shares of it’s common, par value $0.01 per share (the “Restricted Stock”), to Carl Rubin (the “Participant”) subject to the restrictions on transfer and forfeiture and other limitations set forth in this Restricted Stock Award Agreement (the “Agreement”) and the Plan on this 10th day of May, 2010. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the Plan.
          1. Vesting Schedule. The Restricted Stock is subject to the restrictions on transfer set forth in Section 2 and may be forfeited as provided in Section 3, until vested. The Participant shall vest in the Restricted Stock on the earlier of:
(a) December 29, 2011; or
(b) The date the Participant’s employment is terminated by the Company without Cause (as defined in the Employment Agreement dated April 12, 2010 by and between the Company and the Participant (the “Employment Agreement”); provided, that Participant complies with the requirements of Section 9 of the Employment Agreement. Notwithstanding any provision of the Plan, any dispute over whether the Participant has been terminated for Cause shall be resolved in accordance with Section 15 of the Employment Agreement.
          2. Limits on Transfer. The Participant may not sell, pledge, transfer, subject to lien, assign or otherwise hypothecate the Restricted Shares unless and until the Restricted Shares have vested, and all other terms and conditions set forth in this Agreement and the Plan have been satisfied. Any attempt to do so contrary to the provisions of this Agreement shall be null and void.
          3. Forfeiture. Unless otherwise provided in this Agreement, until vested the Restricted Stock shall be subject to forfeiture upon the termination of Participant’s employment with the Company.
          4. Legend. Certificates representing the Restricted Stock issued pursuant to this Agreement shall, until all applicable restrictions imposed pursuant to this Agreement lapse or shall have been removed and the Restricted Stock shall thereby have become vested or forfeited hereunder, bear the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VESTING REQUIREMENTS AND MAY BE SUBJECT TO FORFEITURE UNDER THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT, BY AND BETWEEN ULTA SALON, COSMETICS & FRAGRANCE, INC. AND THE REGISTERED OWNER OF SUCH SHARES,

AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”
          5. Delivery of Restricted Stock. Notwithstanding, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to the Participant certificates evidencing shares of Stock issued in connection with the Restricted Stock until vested and instead such shares shall be deposited in a restricted stock account for the Participant at the Company’s transfer agent. The Company reserves the right at its sole discretion to change the financial institution in which the shares are deposited. The certificate representing the Restricted Stock will not be delivered to the Participant unless and until the shares have vested pursuant to the terms of the Plan and this Agreement and all other terms and conditions in this Agreement and under the Plan have been satisfied. The Company may deliver the Restricted Stock, once vested and all other terms and conditions of this Agreement have been satisfied, by electronic delivery of the shares into a brokerage account designated by the Participant, and shall not be required to deliver actual physical shares certificates.
          6. Withholding. The Company has the authority to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from the Restricted Stock. Participant may satisfy his tax obligation, in whole or in part: (a) with the consent of the Company by having the Company withhold shares otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation; or (b) by payment in cash or check. No shares of Restricted Stock will be delivered to the Participant as provided in Section 5, unless and until all tax withholding obligations have been satisfied.
          7. Rights as Stockholder. Participant is entitled to all dividends paid with respect to the Restricted Stock. Participant is entitled to vote all shares of the Restricted Stock.
          8. Employment. This Agreement does not constitute a contract of employment, and does not confer on the Participant the right to be retained in the employ of the Company or any Subsidiary.
          9. No Additional Rights. Participation in the Plan is voluntary. The value of the Restricted Stock is an extraordinary item that is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided in such plans. Rather, the awarding of the Restricted Stock under the Plan represents a mere investment.
          10. Limitations on Plan Rights. The Restricted Stock is granted under and governed by the terms and conditions of the Plan. By acceptance of the Restricted Stock, Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Restricted Stock under the Plan is a one-time benefit and does not create any contractual or other rights to receive a grant of restricted stock or benefits in lieu of restricted stock in the future. Future grants of restricted stock, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of restricted shares, and vesting provisions. The Plan has been introduced voluntarily by the Company and it accordance with the provisions of the Plan may be terminated by the Company at any time. By acceptance of the Restricted Stock, Participant consents to the provisions of the Plan and this Agreement.

COMPANY: ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation
By:
	Name:	Joseph C. Addante
	Title:	Vice President of Finance

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